EXHIBIT 5.1

December 12, 2016

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Soligenix, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), of an abbreviated Registration Statement on Form S-1 (the “Abbreviated Registration Statement”) pertaining to the issuance and sale by the Company of 203,173 additional shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable from time to time upon exercise of warrants (the “Additional Warrant Shares”), with proposed maximum aggregate offering price of $637,963.22. The Additional Warrant Shares are being offered together with an aggregate of $15,696,974.52 of the Company’s securities, (i) 2,197,485 shares (the “Shares”) of Common Stock, including Shares issuable upon the exercise of an option granted by the Company to the underwriters to purchase additional shares, (ii) warrants to purchase 2,197,485 shares of Common Stock (the “Warrants”), including Warrants issuable upon the exercise of an option granted by the Company to the underwriters to purchase additional warrants, (iii) the shares of Common Stock issuable from time to time upon exercise of the Warrants (the “Initial Warrant Shares” and together with the Additional Warrant Shares, the “Warrant Shares”), (iv) warrants to purchase 38,217 shares of Common Stock (the “Underwriters’ Warrants”), as more fully described therein, that the underwriters in the offering would be entitled to receive upon consummation of the offering, (v) the shares of Common Stock issuable from time to time upon exercise of the Underwriters’ Warrants (the “Underwriters’ Warrant Shares”); and (vi) a preferred stock purchase right (collectively, the “Rights”) issuable in accordance with the Rights Agreement dated June 22, 2007 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, which Rights entitle the registered holders to purchase one one-thousandth (1/1000th) of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.001 per share, at a price of $37.00 per one one-thousandth of a share, subject to certain adjustments, and are attached to and trade with the Common Stock., previously registered pursuant to the Registration Statement on Form S-1 (File No. 333- 214038) that was declared effective by the Commission on November 22, 2016 (the “Initial Registration Statement”). The Shares and the Warrants are being sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Aegis Capital Corp., the form of which has been filed as Exhibit 1.1 to the Initial Registration Statement.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that:

(i) the Shares, when issued and sold in accordance with and in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable;

(ii) each of the Warrants, when issued and sold in accordance with and in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable, and will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

(iii) the Warrant Shares, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, will be legally issued, fully paid and nonassessable;

(iv) each of the Underwriters’ Warrants, when issued and sold in accordance with and in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable, and will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

(v) The Underwriters’ Warrant Shares, when issued and paid for upon exercise of the Underwriters’ Warrants as contemplated by the Underwriters’ Warrants, will be legally issued, fully paid and nonassessable; and

(vi) each of the Rights, when issued and sold in accordance with and in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable, and will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We consent to the inclusion of this opinion as an exhibit to the Abbreviated Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Duane Morris LLP

DUANE MORRIS LLP